Exhibit 10.5

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is entered into by and between Unilife Corporation and R. Richard Wieland II (“Employee”). As used herein, the terms “Unilife” or “Company” mean Unilife Corporation and, in Sections 7-11 hereof, its subsidiaries, affiliates, successors and assigns.

WHEREAS, Employee has been employed by Unilife; and

WHEREAS, Employee and Unilife wish to end their employment relationship on mutually agreeable terms, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties agree as follows:

1. Termination of Employment. Employee’s employment has ceased as of March 12, 2014 (the “Termination Date”).

2. Purpose. This Agreement is entered into for the purpose of providing Employee with certain severance benefits and resolving any and all claims or differences arising out of Employee’s employment or the termination thereof.

3. Severance Benefits. For consideration of the promises set forth in this Separation Agreement and General Release, Employee will be eligible to receive the following payments and benefits (the “Severance Payments”) from Unilife, subject to the terms and conditions set forth in this Agreement:

(a) A cash severance benefit in the aggregate gross amount of $245,000, less all appropriate withholdings and deductions required by law. This amount represents regular pay through the end of March 12, 2015, as in effect on the Termination Date. This cash severance benefit will be paid out in substantially equal installments over this period, in accordance with Unilife’s standard payroll procedures. These payments will begin on the first payroll date following the Effective Date, as defined in Section 16(e) of this Agreement.

Exhibit 10.5

(b) Payment of Employee’s bonus for 2013 in the lump sum amount of $98,000, less all appropriate withholdings and deductions required by law. Such bonus will be paid to Employee at the same time that Unilife pays bonuses for 2013 to the other executive officers of Unilife.

(c) Unilife will waive the applicable premium otherwise payable for COBRA continuation coverage for Employee (and, to the extent covered immediately prior to the Termination Date, his eligible dependents) through the end of March 2015.

(d) Unilife will accelerate vesting of Employee’s 115,000 shares of restricted stock as of the Termination Date, and Employee shall be responsible for paying all appropriate withholdings and deductions required by law on such vesting.

(e) Unilife will extend the exercise period for Employee to exercise his 22,436 vested stock options to March 12, 2015, subject to earlier termination to the extent provided by the Unilife Corporation 2009 Stock Incentive Plan (such as in connection with a Change in Control of Unilife).

(f) Unilife will allow Employee to keep his laptop and iPhone after Unilife’s IT department deletes all Unilife documents and information from both devices, and Unilife will continue the monthly cost of the iPhone and MIFI device through the end of March, 2015.

(g) Unilife acknowledges that Employee is fully vested in all employer contributions to Employee’s 401K account made up to the Termination Date.

(h) Unilife will provide Employee with up to twelve (12) months of outplacement assistance through Challenger, Gray & Christmas.

All other benefits terminate on the Termination Date. The Severance Payments represent the entire extent of any and all money and rights due to Employee and is consideration for the execution of this Agreement and releasing any and all claims against Unilife arising up to and including the date of execution of this Agreement. Unilife’s obligations to pay the Severance Payments shall terminate immediately upon Employee’s material breach of this Agreement.

4. Unemployment Compensation. For consideration of the promises set forth in this Agreement, Unilife agrees that it will not contest Employee’s application for unemployment compensation benefits. Employee acknowledges that eligibility for such benefits is not determined by Unilife and that Unilife is obligated to report payments post-termination to the Unemployment Compensation Board.

Exhibit 10.5

5. Other Employee Benefits. Employee acknowledges the receipt from Unilife of all compensation earned and accrued through the date hereof. Except as expressly set forth in this Agreement, Employee confirms and acknowledges that Employee will not be entitled to any additional employee benefits, bonus payments, additional severance pay, or other payments whatsoever, from Unilife following the Effective Date.

6. Admission. Nothing contained herein shall be construed as an admission by Unilife of any liability of any kind to Employee; any liability is expressly denied. Further, nothing contained herein shall be construed as an admission by Employee of any liability of any kind to Unilife; any liability is expressly denied.

7. Non-Disclosure of Confidential Information. Employee acknowledges that, in the course of employment with Unilife, Employee may have acquired access to and became acquainted with certain information about the professional, business, technological and financial affairs of Unilife that may be non-public, competitively sensitive, confidential and proprietary in nature (“Confidential Information”). Confidential Information includes, but is not limited to, manufacturing processes or techniques, information concerning its customers, suppliers, products, operations, safety or industrial hygiene practices, business plans and objectives, management practices, marketing plans, software and computer programs, data processing systems and information contained therein, inventions, product and other designs, technologies, financial statements, policies and any other trade secrets or confidential or proprietary information of or about Unilife that is not already available to the public. Employee agrees not to make any statements or communications to any individual or entity, including but not limited to any current or former employee or consultant of Unilife, concerning the Company’s Confidential Information, unless such individual or entity already possesses such Confidential Information from a source other than Employee or unless such Confidential Information is already available to the public. Any breach of this provision shall be deemed a material breach of this Agreement.

Exhibit 10.5

8. Return of Property. Except as otherwise provided in Section 3(f) above, no later than the Termination Date, Employee agrees to return promptly to Unilife any and all things that are owned or leased by Unilife or otherwise relate to Unilife’s business, including but not limited to all computer equipment, telephone equipment, books, manuals, memoranda, policy statements, correspondence, minutes of meetings, agendas, interoffice communications, forecasts, analyses, working papers, charts, expense reports, ledgers, journals, financial statements, data compilations, records, reports, notes, computer disks, drives, documents and software, contracts, customer lists, keys, advertising and marketing materials, and other documents, proprietary information and equipment furnished to or prepared by Employee in the course of or incident to employment with Unilife. No later than the Termination Date, Employee shall promptly deliver to Unilife any documents, files and/or records containing Confidential Information, as that term is defined in this Agreement. Employee agrees not to engage in any activities that might alter, modify or destroy any property, equipment or Confidential Information.

9. General Release and Waiver of Claims. In consideration of the monetary benefits extended to Employee under the terms of this Agreement, Employee agrees for Employee, Employee’s heirs, executors, administrators, successors and assigns to forever release and discharge Unilife and its parents, subsidiaries, affiliates, officers, directors, agents, contractors, consultants and employees, past and present, collectively or individually (the “Released Parties”), from any and all claims, demands, causes of actions, losses and expenses of every nature whatsoever, known or unknown, arising up to and including the date on which Employee executes this Agreement, including but not limited to any claims arising out of or in connection with employment or separation from employment with Unilife.

Exhibit 10.5

These claims include, but are not limited to, breach of express or implied contract, intentional or negligent infliction of emotional harm, libel, slander, claims under the Age Discrimination in Employment Act (ADEA), Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993 (“FMLA”), the Employee Retirement Income Security Act of 1974, as amended, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment Collection Law (as well as any claims related to unpaid wages, bonuses or benefits), any tort claim, or any other federal, state or municipal statute or ordinance relating to employment or unlawful discrimination, including any wrongful discharge claim which may be cognizable under the laws of any state or country; but do not include rights to previously vested stock options or restricted stock, pay for work through the Termination Date, reimbursement of allowable expenses incurred through the Termination Date, or any other rights or claims that, as a matter of law, cannot be released or waived.

Employee warrants and represents that Employee has not, prior to signing this Agreement, filed any form of claim, charge, or complaint against Unilife or any entity released above. Except with respect to any lawsuit to enforce Employee’s rights under this Agreement, Employee agrees not to file, join in or prosecute any lawsuits against the Company or any of the other Released Parties, concerning any matter, act, occurrence, or transaction which arose on or before the date Employee signs this Agreement. By signing this Agreement, Employee also expressly acknowledges and represents that Employee (i) has suffered no injuries or occupational diseases arising out of or in connection with employment with Unilife; (ii) has received all wages to which Employee was entitled as an employee of Unilife; (iii) has received all leave to which Employee was entitled under the FMLA; and (iv) is not currently aware of any facts or circumstances constituting a violation of the FMLA or the Fair Labor Standards Act. Employee further understands that the General Release and Waiver of Claims set forth above will completely bar any recovery or relief obtained on Employee’s behalf, whether monetary or otherwise, by any person or entity with respect to any of the claims that Employee has released. The

Exhibit 10.5

General Release and Waiver of Claims set forth above will not prevent the Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Employee for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

Further, in consideration of Employee’s release of claims, Unilife agrees for itself and its parents, subsidiaries, affiliates, officers, directors, agents, contractors, consultants and employees, past and present, to forever release and discharge Employee and Employee’s heirs, executors, administrators, successors and assigns, collectively or individually, from any and all claims, demands, causes of actions, losses and expenses of every nature whatsoever (except for those relating to Employee’s intentional misconduct), known or unknown, arising up to and including the date on which Unilife executes this Agreement.

10. Further Covenants.

(a) The parties to this Agreement agree that they will take no action that would cause any embarrassment or humiliation to the other or otherwise cause or contribute to the other being held in disrepute by the general public or by its employees, customers, prospective employers or suppliers. As part of this covenant, the parties to this Agreement agree that they will not make statements to any third parties about each other and/or their affiliates, products, owners, employees, or representatives that are in any way disparaging or negative. This paragraph shall not be construed to prohibit Employee or Unilife from cooperating with any government agency in an official investigation, to prohibit Unilife from making the public filings required by law or corporate by-laws or to prevent either party from defending any claim initiated by or on behalf of the other party. Unilife shall not be held liable for any breach of this clause, except a breach directly caused by an officer or director of Unilife. Any breach of this provision shall be deemed a material breach of this Agreement.

(b) To the extent that Employee is not a potentially adverse party and/or to the extent that the issues do not potentially subject Employee to criminal charges or penalties, Employee agrees that Employee will provide reasonable assistance and cooperation with Unilife and/or other persons engaged by Unilife in the investigation, prosecution, and/or defense of any threatened or asserted litigation, or investigations initiated by Unilife, and truthfully testify in connection with any such investigation or proceeding. Except as specifically required by law, Employee will not assist any person or entity in any matter adverse to the Company.

Exhibit 10.5

11. Confidentiality Agreement. Employee remains bound by the provisions of the Confidentiality, Non-Competition and Intellectual Property Agreement, which are restated in part below, except as amended herein. Unilife waives the non-compete provisions of that Agreement to the extent that they would prevent Employee from accepting employment with a competing business. However, for a period of two (2) years following termination of employment, Employee will not, directly or indirectly induce, offer, assist, encourage, or suggest that another business or enterprise offer employment to or enter into a consulting arrangement with any individual who is employed by Unilife, or induce, offer, assist, encourage, or suggest that any Unilife employee terminate his or her employment with Unilife, or accept employment with any other business or enterprise.

In the event that Employee commits any breach of these provisions, Employee acknowledges that Unilife would suffer substantial and irreparable harm and damages. Accordingly, Employee hereby agrees that in such event, Unilife shall be entitled to temporary and/or permanent injunctive relief, without the necessity of proving damage, to enforce the provisions of this Section, all without prejudice to any and all other remedies that Unilife may have at law or in equity and that Unilife may elect or invoke. Employee agrees that if any of the provisions of this Section are or become unenforceable, the remainder hereof shall nevertheless remain binding upon Employee to the fullest extent possible, taking into consideration the purposes and spirit of this agreement. Any invalid or unenforceable provision is to be reformed to the maximum time, geographic and/or business limitations permitted by applicable laws, so as to be valid and enforceable.

Employee expressly acknowledges and agrees that the restrictive covenants set forth in Section 7 and Section 11 of this Agreement are absolutely necessary to protect the legitimate business interests of Unilife.

In the event that Unilife must bring legal action to enforce or seek a remedy for any breach of the provisions of Section 7 or Section 11 of this Agreement and Employee is found by a court to have breached any of these provisions, Employee agrees to reimburse Unilife for any and all expenses, including attorneys’ fees and court costs, incurred by it in enforcing the terms of these Sections of the Agreement.

Exhibit 10.5

12. Other Agreements. Except as otherwise expressly provided herein, this Agreement represents the entire agreement between the parties and supersedes any prior or contemporaneous agreements or understandings between the parties regarding the subject matter hereof. It may not be modified or superseded except in writing, signed by both parties and referencing this Agreement. Employee’s stock, restricted stock and stock options shall be governed by the terms of the corresponding plan documents.

13. Severability and Non-waiver. Each provision of this Agreement is severable and distinct from, and independent of, every other provision hereof. If one provision hereof is declared void, the remaining provisions shall remain in full force and effect. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Notwithstanding the foregoing, if Section 9 of this Agreement is deemed invalid, this entire Agreement (other than Sections 1, 7 and 8 hereof) will be void ab initio. A waiver of any provision of this Agreement by either party shall not prevent either party from enforcing that provision or any other provision hereof.

14. Amendment. This Agreement may not be modified or amended except by a written document signed by both Employee and an authorized representative of Unilife.

15. Governing Law. This Agreement shall be construed in accordance with and be governed by the laws of the Commonwealth of Pennsylvania without giving effect to provisions thereof regarding conflict of laws.

Exhibit 10.5

16.	Acknowledgements. Employee represents and acknowledges to Unilife as follows:

(a) Employee has been advised to consult with an attorney of Employee’s choosing concerning the legal significance of this Agreement;

(b) Employee has been offered twenty-one (21) days to review and consider all of the terms and provisions of this Agreement, and has had ample opportunity to review all of the provisions of this Agreement;

(c) the Severance Payments offered under this Agreement shall be forfeited if Employee does not sign this Agreement within the twenty-one (21) day review period described above;

(d) Employee is competent to understand the content and effect of this Agreement and has entered into this Agreement knowingly, by Employee’s free will and choice without any compulsion, duress, or undue influence from anyone; and

(e) Employee has been advised that during the seven (7) day period following Employee’s execution of this Agreement, Employee may revoke Employee’s acceptance of this Agreement by delivering written notice of revocation to Cynthia M. Lighty, Unilife Medical Solutions, Inc. 250 Cross Farm Lane, York, PA 17406 and that this Agreement shall not become effective or enforceable until after the revocation period has expired. This Agreement shall become effective on the eighth day after Employee’s execution and delivery of this Agreement to Unilife (the “Effective Date”) if Employee does not duly revoke Employee’s acceptance of this Agreement in the manner described herein.

17. Counterparts. This Agreement may be executed in multiple copies and by facsimile or e-mail, each having the same effect as the original.

[Signature page to follow]

Exhibit 10.5

IN WITNESS WHEREOF, Employee has hereunto set Employee’s hand, and Unilife has caused this Agreement to be executed by its duly authorized agent, all as of the dates set forth below.

Witness:	/s/ Deborah Milbourne	/s/ Richard Wieland II
EMPLOYEE
Date:	3/18/14

UNILIFE CORPORATION, ET AL.

		By:	/s/ Alan Shortall
		Name:	Alan Shortall
		Title:	Chairman and Chief Executive Officer

		Date:	March 17, 2014

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